Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Noven Pharmaceuticals, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” on January 1, 2006) and the effectiveness of the Company’s internal control over financial reporting dated March 31, 2008, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
November 10, 2008